EXHIBIT 99.1

                                  PRESS RELEASE
                              For Immediate Release

Atlantic BancGroup, Inc. announces year-end results.

JACKSONVILLE BEACH, FLORIDA, January 29, 2004

Atlantic BancGroup, Inc. the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces year-end results.

Atlantic BancGroup, Inc. reports that it posted net income of $318,000 for the fourth quarter of 2003, or $0.25 per fully diluted share. For the twelve months of 2003, net income of $987,000 was recorded as compared with $853,000 for the same period in 2002, an increase of $134,000 or 15.7%. Fully diluted earnings per share for the twelve months of 2003 totaled $0.79 as compared with $0.83 for the same period of 2002 (adjusted for the June 2003 20% stock dividend). During 2002 Atlantic BancGroup's shareholders exercised warrants, which increased capital and the number of common shares outstanding. Without the increase in common shares from the warrants exercised, the fully diluted earnings per share on a pro forma basis would have been $0.96 per share, an increase of 15.7%.

Consolidated total assets at December 31, 2003, reached $145.6 million, an increase of 29.7% over the period end December 31, 2002. Consolidated deposits and consolidated net loans grew 35.7% and 25.8%, respectively, over the same period, with consolidated deposits at $113.4 million and consolidated net loans at $98.3 million at December 31, 2003.

Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the NASDAQ Small Cap market, symbol ATBC.